Exhibit 99.2
Stratos International
Q3 Conference Call Transcript
March 1, 2007
Barry Hollingsworth, Chief Financial Officer
Thank you and good afternoon everyone.
Welcome to the Stratos International fiscal 2007 third quarter conference call. With me today is Andy Harris, President and Chief Executive Officer of Stratos. Before we get started, I want to note that certain matters in this call are forward-looking statements, which are subject to a variety of risks and uncertainties. Actual results may differ materially from any future performance suggested.
These risks and uncertainties are referred to in the “Safe Harbor” language contained in our press release dated today and in our filings with the SEC under the caption “Risk Factors.”
I want to point out that we will be providing the contents of this call including Q&A in an 8-K filing with the SEC early next week. We will file our 10-Q for this quarter on March 13.
Net revenues for the third quarter of fiscal 2007 were $22.3 million. This represents a 16% increase from $19.2 million last year.
The end markets of our Q3 sales were as follows. Telecom and enterprise: 39%. Telecom includes the RBOCs and other service providers to the public switched telephone network and the OEMs that provide equipment into that space. These days, that includes video transport interconnects, as well. When we say enterprise, that includes the storage area networks, data com market and private business networks. 40% of our sales went to the military market. And 21% of our sales went to other categories such as industrial, medical and video.
RF Microwave sales contributed $10.4 million in Q3, essentially flat with the prior year, and a 5% sequential decline from Q2. The largest customer within the RF Microwave group in Q3 was General Dynamics representing 12% of that group’s total sales in the quarter. Other large customers within RF Microwave for the quarter include Lockheed and the National Telephone Company in Mexico – Tel Mex. RF Microwave gross margin was 42.4% in the quarter, compared to 40.9% last year, and 38.8% in Q2. This significant improvement related to the favorable impact of cost reductions, pricing and product mix.
The optical side of the business contributed $11.7 million of product sales in Q3, a 38% increase over the prior year and a 3% decline sequentially from Q2. Q3 sales within the optical group were just about evenly distributed between active and passive products. The largest customer in the optical group in Q3 was General Dynamics at 10% of sales in that group. Gross margin on the optical side was 36.2% in the quarter, compared to 29.1% in Q3 of the prior year and 37.1% in Q2.
On a consolidated basis, our largest customer in Q3 represented 11% of consolidated Q3 sales, General Dynamics. Consolidated cost of sales in Q3 were $13.6 million. Of that amount, direct materials represented 56%, direct labor was 15% and factory overhead was 29% of our cost of sales. Consolidated gross margin was 39.1% in Q3, compared to 35.9% in Q3 of the prior year, and 37.9% in Q2. The increase in consolidated gross margin is due primarily to changes in product mix, reduced manufacturing costs and pricing. Operating expenses were $8.3 million in Q3 compared to $8.6 million in the prior year excluding restructuring charges and litigation, and $8.6 million in Q2. Total D&A in Q3 was $2.2 million and CapEx was $200,000 in the quarter. The excess depreciation over CapEx is largely due to the historical purchase of software and computer equipment. Operating income in Q3 2007 was $414,000, compared to an operating loss of $1.4 million last year.
Interest income this quarter is a little higher because it includes $300,000 of interest received from the collection of an income tax receivable that had been our balance sheet for $1.7 million.
Average DSO for trade accounts receivable for Q3 was 57 days. Inventory turns were 3 times on an annualized basis.
With that, let me turn it over to Andy Harris.
Andy Harris, Chief Executive Officer

Thank you, Barry. In our last call, we said we were happy to report the first quarterly net income for Stratos in 22 quarters. And we said that it was not the result of any one-time events but instead reflects our strategy of pursuing niche opportunities to leverage the unique technical and operating capabilities of Stratos. Now, we are pleased to report our second consecutive quarter of net income and eighth consecutive quarter of positive EBITDA.
Our growth initiatives are continuing to generate increased revenue and getting us past the quarterly break-even point. We are on track to further improve profitability by a combination of improving operating efficiency and new business development efforts. We continue to make progress with our cross-selling initiative to provide customers with product solutions that integrate both optical and electronic data transmission and connectivity functionality.
On the military front, we continue to gain positive traction in the US with Stratos expanded beam technology being developed for the US Armed Forces to link tactical optical communications cables in the battlefield. In addition, our Military Subsystems group has gained significant profitable sales in both card level and transceiver component level products that are fully and specifically designed for rugged military and commercial aviation applications.
Our goal continues to aggressively grow this company into a profitable leader in the markets we serve by pursuing niche opportunities yielding high margins with a broad range of optical and electronic products.
We generated $167,000 of patent fees in the quarter. We currently have about 150 patents issued and pending, which provides us with competitive protection from new entrants in current and unreleased product offerings. In January, Stratos International was awarded a US patent for a new technology that utilizes RFID (Radio Frequency Identification) for on-device storage of performance test information for fiber optic connectors and components. This latest patent issue is timely, and will be the catalyst for a number of new initiatives.
We remain optimistic about continuing revenue growth as reflected by our backlog of $15.4 million (corrected) at the end of Q3. We are seeing solid growth in our suite of video products, which just broke through the $1-million dollar mark in quarterly sales for the first time since we launched that suite of products. Stratos Optical Technologies recently signed on with Asia Media Products (AMP) as the exclusive manufacture’s rep for our Digital Video Network Products in the Western US, Europe and Asia. The Digital Video Products business is growing, and the addition of AMP to our sales channels will enable us to reach more of our broadcast customers globally.
We are also seeing encouraging traction in our military optics products, and ruggedized /harsh environment products, as well as the sales of Expanded Beam optical connectivity and Advanced Fiber Products into our US markets.
On a consolidated basis, we continue to support a broad customer base. Within our base of active customers, our top 25 customers represented 47% of our consolidated sales in Q3.
I’m happy to say that we’re continuing our ongoing efforts to increase operating efficiency and thereby control our operating expenses. As a percent of total revenues, operating expenses were 37.3% in Q3, compared to 44.9% a year ago.
Our balance sheet remains very healthy. We ended the third quarter with $31.3 million of cash and short-term investments, an increase of $5.2 million over the Q2 balance. The sequential increase was primarily attributed to the $2.6 million in EBITDA in the quarter plus the collection of $2 million in a state income tax receivable.
I want to take this opportunity to say a few things about corporate governance and our fiduciary responsibilities. Our Board and management are committed to the highest standards of integrity and transparency to our stockholders and we are proud to have been rated at the highest level in corporate governance by the ISS with a 100% Corporate Governance Quotient.
In closing, I want to thank our employees for their continued hard work and contribution to the ongoing improvements in our performance. While Stratos has a leading suite of RF, microwave and optical products, superior service and stellar brands including Trompeter, Semflex and Stratos Optical, our core competitive advantage stems from the knowledge, skills and dedication our associates.
With that, I will turn it back over to you for any questions that you might have.
Q&A
Michael Coady, B Riley Brokerage: Thanks. Hi, Andy. Hi, Barry. Very nice results. Could you characterize or touch on the types of opportunities you are pursuing in terms of the programs or project size, whether it’s few or larger or more smaller or some combination of the two?
Andy Harris: We’re pursuing a fairly broad base of opportunities, many of which are of comparable size to programs that we participated in the past. In the telecom enterprise segment, there are a number of significant programs there and likewise in the military. So I would characterize the programs that we’re addressing as being comparable in scale to the ones that we have had in the past. We’re hopeful that there may be one or two that are substantially larger than what we’ve experienced.

Michael Coady: OK. And taking a look at the backlog, it’s down modestly sequentially, and I know it moves around a lot intra quarter, could you address that? What was the latest backlog figure that you have?
Andy Harris: Michael, let me correct myself. Barry gave me a note. And I misstated, our backlog at the end of Q3 was $15.4 million instead of $14.4 million. So it was $15.4, which is up sequentially. At this particular point, our backlog as of right now is somewhere between $16 and $17 million. And is what we consider to be very strong.
Michael Coady: OK. Thanks. And I’m just going to ask a couple of more and then jump off. You mentioned the RFID patent being a catalyst of future opportunities in that area, any guesstimate as to the timing of when we might see something there?
Andy Harris: Well the product is currently in the marketplace and being actively marketed and actually being adopted by customers right now. We’ve been through a start up period and expect it to ramp up materially over the next two to three quarters.
Michael Coady: OK. Great. And then just lastly, any update on the strategic alternatives process?
Andy Harris: Well, clearly, the process has taken longer than we had hoped. And we are still actively engaged in the process. And while we can’t project a specific date certain that we will conclude, we do still anticipate it being resolved during Q4 of this year.
Michael Coady: OK and just sorry to contradict myself about the last one, but the sale of the buildings, have there been any progress on that front.
Andy Harris: There is progress but there is no final agreement in place yet. We are actively engaged in the process right now. And one again, in the not too distant future hope to have something worked about.
Chris McDonald, Kennedy Capital: Can you just talk a little bit about gross margins? I mean another really nice move in the upwards in this quarter. Just talk about where you see other opportunities for improvement. Kind of where you are in the process of driving improvement on gross margins. And I don’t know if you have any targets, or a model that you’d like to walk through, but just what the opportunity is there for further margin increases.
Barry Hollingsworth: Well one of the things we’ve been doing is taking a really close look at the gross margins of all of our product offerings. And making the decision that we are going to start phasing out those items that really no longer fit within our business model of having margins over a certain percentage. To that end our business model is really predicated on unique niche types of solutions as opposed to the commodity transceivers and connectors that you typically see in this space. So I suspect that we will continue to see positive improvement over time. Now it could certainly fluctuate quarter by quarter, again due primarily to product mix.
Michael Coady: If the strategic alternatives process doesn’t yield anything in terms of whatever the process could potentially yield, where do you think you could take further costs out of the business, and what steps do you think you would take to improve your cost structure?
Andy Harris: Well there are several initiatives that would contribute substantially. There is an initiative that we have launched for outsourcing a substantial portion of our manufacturing, which will pay incremental benefits. And as we expand the scope of our niche applications, and as we grow that portion of our revenue from those sorts of opportunities, then I think we will be able to realize incremental margins that are substantially higher than we have had in the past. And that will be the primary driver.
We will continue to focus on operating efficiency. And there are additional increases in margins that are achievable there. But we also have mentioned in the past, that our fixed costs, the case that we have can support substantially higher revenues. And the operating leverage, simply from the fixed costs will enable us to enjoy higher margins as we scale the business. Those are the basic areas where we can drive incremental margin in the future.
Michael Coady: And on the outsourcing initiative, you’ve talked about that for the past few quarters, where do you stand on that, in terms of percentage of the MSA business or something like that?
Andy Harris: Clearly a majority of the MSA business has been outsourced. I can’t give you a definitive percentage, but it is a majority. And we anticipate completing that process by the end of Q4.
Michael Coady: OK. And just last thing, Barry, what do you think cap ex requirements will be in – either in ’07, or in ’08, kind of going forward?
Barry Hollingsworth: Yes, we expect our capex requirements to be in the $250,000 range per quarter.

Michael Coady: OK. And then one more thing, would you remind me please, how much D&A is falling off the books and at what point?
Barry Hollingsworth: Yes, beginning in Q1, fiscal ’08, we’ll have approximately 500,000 less in D&A – less per quarter.
Rob Ammann, RK Capital: Yes, nice quarter. Can we just get a quick update on the sales force integration and maybe some of the cross selling opportunities you see related to that?
Andy Harris: We continue to go through the training and the increase in the cross selling activities. As we look at our customers from top to bottom, we keep adding one after another with a broader suite of products than we have in the past. In a number of military applications we are finding opportunities for utilizing both optical and electronic integration and in particular solutions. And as we move on down the road, that will just become a larger and larger portion. We don’t have a specific target that we can say that we plan to hit. But it’s simply an ongoing process that is facilitated by regular training and directed sales efforts.
Rob Ammann: And the in terms of the gross margin decline, and the optical business on a sequential business, I know with revenues down, lower overhead absorption certainly would have been a factor, but were there any factors of significance, whether they’re mix related or otherwise? And then maybe as a follow up, what the outlook for gross margin improvements is in that business, looking forward, as revenues, hopefully reaccelerate from here.
Barry Hollingsworth: Yes, the sequential decline, which was relatively minor in optical was due to a combination of volume and product mix. And then, going forward we think that our gross margins will continue to improve as we have improved them over the past year. And we are doing things to continue that trend through fiscal ’08, as well. We talked a little bit about outsourcing, but you also have to keep in mind that outsourcing is very much a continuous process and there’s many different aspects of that. And when you compare our operations now to a year ago, at several different levels, we have increased our outsourcing activities on all aspects of the business, and we’ll continue to do that.
Rob Ammann: OK. And then, just a qualitative question, I guess, for you, Andy, as you look at the pipeline of opportunities, I know you described them as quite broad. If you just look at the total scope of opportunities that are out there today versus where you were a year ago, is any way to qualitatively or quantitatively describe that? Does it look similar to what you saw a year ago, significantly larger, smaller?
Andy Harris: I’m very encouraged at the scope of projects that our associates are addressing now. The number of programs that we are being qualified for is growing rapidly. And we talked about video surpassing the million dollar revenue rate for the first time in Q3. The pace of growth of that business, the pace of growth in our Florida sub systems groups are significant. And the scope of projects being addressed now are growing. And the projects are good ones in terms of being positive from a gross margin perspective. And there are areas that we’re really leveraging some advantages we have in developing unique designs and unique customer solutions.
On a qualitative basis I can say there are more opportunities that are available to us than we can address. And there are opportunities that allow us to leverage the fixed base of resources as well as the talents of our team than we’ve had in the past. Now I understand that may not be as specific as you may want.
Rob Ammann: No, that’s good color. That’s definitely helpful. And obviously, you gave the backlog number so I can get a pretty good number, but did you disclose a book to build in this quarter?
Barry Hollingsworth: Book to build total is 1.0.
Rob Ammann: One point zero, OK. And then the last question, the royalty line continues to chug along at a somewhat meaningful contributions. It’s a pretty good level from here to continue it along at, or was this new patent that you were issued, do you see opportunities on the royalty line associated with that as well?
Barry Hollingsworth: Yes, I think there’s a lot of potential for us to continue our trend in royalty income but even more so, to be a little bit more aggressive in going after other companies that may be utilizing our patented technology, so there is some good potential there.
Thank you everybody joining us. And if you have any questions, please feel free to contact us. Thank you. Bye.
END